FOR IMMEDIATE RELEASE

PAULA FINANCIAL REPORTS NET INCOME FOR FISCAL 2005

PASADENA, California, March 20, 2006 - PAULA Financial (NASDAQ:PFCO) today reported net income for the fiscal year 2005 of $1,213,000 or $0.18 per share compared to $950,000 or $0.14 per share in 2004. Net income in the fourth quarter of 2005 was $61,000 compared to $35,000 for the 2004 period. Total revenue for fiscal year 2005 was down 3% to $18.1 million compared to $18.7 million in 2004.

“Net income for the year was up 28%, even with a slight decline in top line” observed Jeff Snider, Chairman and Chief Executive Officer. “The Company’s expense containment mantra - which has been a steady drumbeat over the last couple of years, has leaned out the organization and we are generating enhanced margins in core products — benefits, workers’ compensation, crop and package lines, as a result. The proof is in the earnings improvement.”

“New business activity, especially in the last half of 2005, has mitigated much of the noise in the earlier part of the year regarding the California State Compensation Insurance Fund’s (“SCIF”) decision to eliminate profit share and to reduce commissions. SCIF has since reversed itself on the matter of profit share and reinstated its profit share contracts retroactively to January 2005. We have already received the first installment of the 2005 contract of slightly more than $420,000. Average commissions for workers’ compensation placements have also recovered nicely. The Company’s standard commissions were off 7% for the year just ended — but standard commissions were down a full 12% through the first six months of 2005. Confusion in the market is bad for new sales. It is a simple axiom. The reverse is also true. The Company believes it has the resources, both in terms of markets and internal capacity, to grow organically in 2006, and with nominal impact on expenses.”

“In 2005 we presented letters of intent to acquire agencies totaling $12 million of revenue, none of which closed. Our work in this area is ongoing and we expect a more fruitful M&A season in 2006. Over the last 5 years, the Company’s standard commission revenue has grown 65%, largely attributable to M&A activity. We are patient suitors, looking first for leadership assets, followed by deal structures which allow for accretive contributions to PFCO early on. The patience this strategy requires rewards the Company in the long term,” concluded Snider.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, continued successful expense control, acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500